EXECUTION COPY
AMENDMENT NO. 2 TO 5-YEAR CREDIT AGREEMENT
Dated as of April 7, 2014
to
5-YEAR CREDIT AGREEMENT
Dated as of April 13, 2012
THIS AMENDMENT NO. 2 TO 5-YEAR CREDIT AGREEMENT (this “Amendment”) is made as of April 7, 2014 (the “Effective Date”) by and among Harley-Davidson, Inc., a Wisconsin corporation, Harley-Davidson Financial Services, Inc., a Delaware corporation and Harley-Davidson Financial Services Canada, Inc., a corporation organized under the laws of Canada (collectively, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Global Administrative Agent (the “Administrative Agent”), under that certain 5-Year Credit Agreement dated as of April 13, 2012 by and among the Borrowers, the Guarantors party thereto, the Lenders and the Administrative Agent (as amended prior to the date hereof, the “Credit Agreement”). Capitalized definitional terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.
WHEREAS, the Borrowers have requested that certain modifications be made to the Credit Agreement; and
WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to the following amendment to the Credit Agreement.
1.Amendments to Credit Agreement. Effective as of the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:
(a)    The recitals to the Credit Agreement are amended to delete the reference to “Harley Davidson Funding Corp., a Nevada corporation,” appearing therein.
(b)    Section 1.1 of the Credit Agreement is amended to (i) delete therefrom the definitions of “Consolidated EBITDA”, “Consolidated Interest Expense”, “HDFC”, “Interest Coverage Ratio” and “Mandatory Cost” appearing therein and (ii) add the following new definitions therein in the appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:
“Agent Party” has the meaning assigned to such term in Section 14.1(c).
“Amendment No. 2 Effective Date” means April 7, 2014.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Company or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“COF Rate” has the meaning assigned to such term in Section 3.3(a).
“Communications” has the meaning assigned to such term in Section 14.1(c).
“Consolidated Opco Debt” is defined in Section 6.3(A) hereof.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Global Administrative Agent and any of its Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents, providing for access to data protected by passcodes or other security system.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Amendment No. 2 Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Finco” means HDFS and HDCC.
“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBOR”.
“Interpolated Rate” means, at any time, the rate per annum determined by the Global Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.
“LIBOR” means, for any Eurocurrency Rate Loan denominated in any Applicable Agreed Currency or U.K. Swing Line Currency and for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) appearing on the applicable LIBOR Reference Page for such Agreed Currency or U.K. Swing Line Currency as of the applicable LIBOR Fixing Time and, in each case, having a maturity approximately equal to the requested Interest Period (in each case the “LIBOR Screen Rate”); provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Notwithstanding the foregoing, (A) if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest

Period”), then LIBOR for such currency and such Interest Period shall be the Interpolated Rate and (B) if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBOR” shall be subject to Section 3.3.
“LIBOR Fixing Time” means the relevant currency fixing date and/or time described in Schedule I and Schedule II; provided that, with respect to any Eurocurrency Rate Loan denominated in any Applicable Agreed Currency or U.K. Swing Line Currency, in the event market practice differs in the relevant market where LIBOR for such currency is to be determined, the LIBOR Fixing Time will be determined by the Global Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the LIBOR Fixing Time will be the last of those days)).
“LIBOR Reference Page” means, with respect to any London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for any Applicable Agreed Currency or U.K. Swing Line Currency, pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Global Administrative Agent from time to time in its reasonable discretion (and consistent with any such selection by the Global Administrative Agent generally under substantially similar credit facilities for which it acts as administrative agent) at approximately 11:00 a.m., London time, at the LIBOR Fixing Time for such currency and Interest Period.
“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBOR”.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.
“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.1.2 hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are either (i) not overdue for a period of more than forty-five (45) days or (ii) being contested in good faith and by proper actions and as to which appropriate reserves are being maintained; (c) pledges or deposits to secure obligations under workers’ compensation laws, unemployment insurance or similar legislation or to secure public or statutory obligations and/or securing liability for reimbursement or indemnification obligations to insurance carriers providing property, casualty or liability insurance to one or more of the Companies and/or the Material Subsidiaries; (d)(i) easements, rights of way and other encumbrances on title to real Property, (ii) zoning, building, entitlement and other land use regulations and (iii) any zoning or similar law, rule, regulation or requirement or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any real property, in each of the foregoing cases that does not render title to the Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its present purposes; (e) Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against any of the Companies or any of their Subsidiaries which do not constitute a Default under Section 7.1(f); (f) Liens arising from leases, subleases, licenses or sublicenses granted to others which do not interfere in any material respect with the business of the Companies or any of their Subsidiaries; (g) any interest or title of the lessor in the Property subject to any operating lease entered into by any of the Companies or any of their Subsidiaries in the ordinary course of business; (h) Liens in respect of an agreement to dispose of any asset, to the extent such disposal is permitted by this Agreement; (i) Liens arising under any retention of title arrangements entered into in the ordinary course of business or over goods or documents of title to goods arising in the ordinary course of documentary credit transactions; (j) Liens arising due to any cash pooling, netting or composite account arrangements between any one or more of the Borrowers and any of their Subsidiaries or between any one or more of such entities and one or more banks or other financial institutions where any such entity maintains deposits; (k) customary rights of set off, revocation, refund or chargeback or similar rights under deposit disbursement, concentration account agreements or under the UCC (or comparable foreign law) or arising by operation of law of banks or other financial institutions where any Borrower or any of its Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of business; (l) any Lien that may from time to time be created under any Loan Document; (m) any Lien on any landlord’s estate or interest in any property that is leased by any Company or Material Subsidiary; (n) Liens securing the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations, Contingent Obligations in connection with surety bonds, appeal bonds and similar instruments and other non-delinquent obligations of a like nature, in each case incurred in the ordinary course of business; (o) Liens securing reimbursement obligations incurred in the ordinary course of business for letters of credit or banker’s acceptances, which Liens encumber only goods, or documents of title covering goods, which are purchased in transactions for which such letters of credit or banker’s acceptances are issued; and (p) contractual rights of set-off and similar rights securing Hedging Obligations.
“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Global Administrative Agent at its request by the Reference Banks (as the case may be) as of the applicable time on the LIBOR Fixing Time for Loans in the applicable currency and the applicable Interest Period as the rate at which the relevant Reference Bank could borrow funds in the London (or other applicable) interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.
“Reference Banks” means the principal London (or other applicable) offices of JPMorgan Chase Bank, N.A. and such other banks as may be appointed by the Global Administrative Agent in consultation with Harley and as agreed to by such bank, in a manner consistent with that applied by the Administrative Agent generally to substantially similar credit facilities for which it acts as administrative agent.
“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Conduct Authority, the Prudential Regulation Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve, liquid asset, fees or similar requirements shall include those imposed pursuant to Regulation D of the Board. Eurocurrency Rate Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement, and the Global Administrative Agent shall notify Harley promptly of any such adjustment.
“Sanctioned Country” means, at any time, a country or territory which is the subject of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“TARGET Settlement Day” means any day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET2) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Global Administrative Agent to be a suitable replacement) is open for the settlement of payments in euro.
“Termination Date” means the earlier of (a) April 13, 2017 (subject to extension (in the case of each Lender consenting thereto) as provided in Section 2.21) and (b) the date of termination of the Commitments pursuant to Section 2.4 or Section 8.1.
(c)    The definition of “Agreement Accounting Principles” appearing in Section 1.1 of the Credit Agreement is amended to delete the reference to “December 31, 2011” appearing therein and replace such reference with “December 31, 2013”.
(d)    The definition of “Alternate Base Rate” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the parenthetical “(rounded upwards, if necessary, to the next 1/16 of 1%)” appearing therein and (ii) add the phrase “in Dollars” immediately after the phrase “the Eurocurrency Rate for a one month Interest Period” appearing in clause (c) thereof.
(e)    The definition of “Capitalized Lease Obligations” appearing in Section 1.1 of the Credit Agreement is amended to delete the reference to “the date of this Agreement” appearing therein and replace such reference with “the Amendment No. 2 Effective Date”.
(f)    The definition of “Change of Control” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the comma appearing immediately before clause (iii) thereof and replace such comma with the word “or”, (ii) delete clause (iii) thereof in its entirety and (iii) change clause (iv) thereof to new clause (iii) thereof.
(g)    The definition of “Eurocurrency Rate” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “, plus (iii) in the case of Loans and Advances by a Lender from its office or branch in England or any Participating Member State, the Mandatory Cost” appearing at the end thereof.
(h)    The definition of “Existing Credit Agreement” appearing in Section 1.1 of the Credit Agreement is amended to delete the reference to “HDFC,” appearing therein.

(i)    The definition of “Governmental Authority” appearing in Section 1.1 of the Credit Agreement is amended to add the words “(including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing)” at the end thereof.
(j)    The definition of “Guarantor” appearing in Section 1.1 of the Credit Agreement is amended to delete the phrase “each of HDFC and” appearing therein.
(k)    The definition of “Indebtedness” appearing in Section 1.1 of the Credit Agreement is amended to add the parenthetical “(other than obligations in respect of (x) trade letters of credit and (y) standby letters of credit (excluding any standby letter of credit (1) supporting Indebtedness of any Person or (2) obtained for any purpose not in the ordinary course of business))” immediately after the phrase “letters of credit” appearing in clause (i)(b) thereof.
(l)    The definition of “Indebtedness” appearing in Section 1.1 of the Credit Agreement is further amended to add the phrase “in respect of Indebtedness” immediately after the phrase “Contingent Obligations” appearing in clause (ii)(d) thereof.
(m)    The definition of “Indebtedness” appearing in Section 1.1 of the Credit Agreement is further amended to restate clause (i) of the second sentence thereof in its entirety as follows:
(i) the outstanding balance at such date of all uncontingent obligations as described above and the liability with respect to any such Contingent Obligations at such date as calculated in accordance with the definition of “Contingent Obligation” and
(n)    The definition of “Indebtedness” appearing in Section 1.1 of the Credit Agreement is further amended to (1) delete the reference to “defeased” appearing in clause (v) of the penultimate sentence thereof and replace such reference with “defeased and/or discharged” and (ii) delete the reference to “defeasance” appearing in clause (v) of the penultimate sentence thereof and replace such reference with “defeasance and/or discharge”.
(o)    The definition of “Material Adverse Effect” appearing in Section 1.1 of the Credit Agreement is amended to (i) add the phrase “against the Companies” (A) immediately after the phrase “the validity or enforceability” and (B) immediately after the phrase “the rights or remedies of the Global Administrative Agent and the Lenders”, in each case, appearing in clause (b) thereof and (ii) delete the reference to “Closing Date” appearing therein and replace such reference with “Amendment No. 2 Effective Date”.
(p)    The definition of “Support Agreement” appearing in Section 1.1 of the Credit Agreement is amended to (i) delete the reference to “April 28, 2011” appearing therein and replace such reference with “April 13, 2012” and (ii) delete the reference to “April 13, 2012” appearing therein and replace such reference with “April 7, 2014”.
(q)    The definitions of “U.S. Borrower” and “U.S. Borrowers” appearing in Section 1.1 of the Credit Agreement are amended to delete each reference to “, HDFC” appearing therein.
(r)    Clause (A) of Section 2.3 of the Credit Agreement is amended to add the following sentence to the end thereof:

Any notice of optional prepayment of the Loans delivered by Harley pursuant to this Section may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Harley (by notice to the Global Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(s)    Clause (a) of Section 2.4 of the Credit Agreement is amended to add the following sentence to the end thereof:
Any notice delivered by Harley pursuant to this Section 2.4(a) may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by Harley (by notice to the Global Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(t)    Clause (b)(i) of Section 2.6 of the Credit Agreement is amended to (i) delete therefrom the definition of “Relevant Loan” appearing therein and (ii) add the following new definition therein in the appropriate alphabetical order:
“Split Rating” has the meaning set forth in Section 2.6(b)(iii).
(u)    Clause (b)(i) of Section 2.6 of the Credit Agreement is further amended to delete the phrase “the following terms shall have the following meanings” appearing therein and replace such phrase with the phrase “the following terms shall have the following meanings, subject, in the case of a Split Rating, to Section 2.6(b)(iii) below”.
(v)    Clause (b)(i) of Section 2.6 is further amended to (i) add the word “(“Fitch”)” immediately after the reference to “Fitch Ratings” appearing in the definition of “Fitch Rating” thereof and (ii) add the words “or, solely in the event such Applicable Finco does not maintain such rating, the rating issued by Fitch and then in effect with respect to such Applicable Finco’s issuer default rating” at the end of the definition of “Fitch Rating” thereof.
(w)    Clause (b)(i) of Section 2.6 of the Credit Agreement is further amended to (i) add the word “(“Moody’s”)” immediately after the reference to “Moody’s Investors Service, Inc.” appearing in the definition of “Moody’s Rating” thereof and (ii) add the words “or, solely in the event such Applicable Finco does not maintain such rating, the rating issued by Moody’s and then in effect with respect to such Applicable Finco’s issuer rating” at the end of the definition of “Moody’s Rating” thereof.
(x)    Clause (b)(i) of Section 2.6 of the Credit Agreement is further amended to (i) delete the reference to “Standard and Poor’s Rating Services, a division of The McGraw Hill Companies, Inc.” appearing in the definition of “S&P Rating” thereof and replace such reference with “Standard and Poor’s Ratings Group, a subsidiary of The McGraw Hill Companies, Inc. (“S&P”)” and (ii) add the words “or, solely in the event such Applicable Finco does not maintain such rating, the rating issued by S&P and then in effect with respect to such Applicable Finco’s implied corporate credit rating” at the end of the definition of “S&P Rating” thereof.
(y)    Clause (b)(ii) of Section 2.6 of the Credit Agreement is amended and restated in its entirety to read as follows:
(ii) Determination of Applicable Margin and Applicable Commitment Fee Rate. The Applicable Commitment Fee Rate payable under Section 2.14(C) shall be determined by reference to the table set forth in clause (i) above on the basis of the Status as determined from Harley’s then-current Moody’s Rating, S&P Rating and Fitch Rating. The Applicable Margin in respect of any Loan shall be determined by reference to the table set forth in clause (i) above on the basis of the Status as determined from (a) Harley’s then-current Moody’s Rating, S&P Rating and Fitch Rating, in the case of Loans made to Harley and (b) the Applicable Finco’s then-current Moody’s Rating, S&P Rating and Fitch Rating, in the case of Loans made to any Borrower other than Harley. The rating in effect on any date for the purposes of this Section is that in effect at the close of business on such date (it being understood and agreed that any change in such rating shall be effective as of the date on which such change is first announced publicly by the rating agency making such change). Except under the circumstances described in clause (iv) below, if at any time Harley has no Moody’s Rating, no S&P Rating and no Fitch Rating (a “Harley Ratings Failure”), Level V Status shall exist with respect to Loans to Harley and with respect to the Applicable Commitment Fee Rate. Except under the circumstances described in clause (iv) below, if at any time each Finco has no Moody’s Rating, no S&P Rating and no Fitch Rating, the Status then applicable to Harley shall apply with respect to Loans to any Borrower other than Harley; provided that if a Harley Ratings Failure shall then be in effect, Level V Status shall exist with respect to Loans to any Borrower other than Harley. If any rating agency shall change the basis on which ratings are established, each reference to Moody’s Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency.
(z)    (i) Clause (b)(iii) of Section 2.6 of the Credit Agreement is redesignated as clause (b)(iv) of Section 2.6 of the Credit Agreement and (ii) Section 2.6 of the Credit Agreement is amended to add the following as a new clause (b)(iii) thereof:
(iii) Notwithstanding the foregoing, (a) if Harley or the Applicable Finco, as applicable, is split-rated by all three rating agencies (i.e., the ratings issued by the rating agencies are at three different levels), then the intermediate level will apply, and (b) in the event that Harley or the Applicable Finco, as applicable, shall maintain ratings from only two rating agencies and they are split-rated and (x) the ratings differential is one level, then the higher level will apply and (y) the ratings differential is two levels or more, then the level next below that of the higher of the levels will apply (any of the foregoing circumstances described in this clause (iii), a “Split Rating”).
(aa)    Article II of the Credit Agreement is amended to add the following as a new Section 2.21 thereof:
2.21    Extension of Termination Date.
(A)    Requests for Extension. Harley may, by notice to the Global Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to each anniversary of the date of this Agreement (each such date, an “Extension Date”), request that each Lender extend such Lender’s Termination Date to the date that is one year after the Termination Date then in effect for such Lender (the “Existing Termination Date”).
(B)    Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Global Administrative Agent given not later than the date that is 15 days after the date on which the Global Administrative Agent received Harley’s extension request (the “Lender Notice Date”), advise the Global Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”)

shall notify the Global Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Global Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by Harley for extension of the Termination Date.
(C)    Notification by Global Administrative Agent. The Global Administrative Agent shall notify Harley of each Lender’s determination under this Section no later than the third Business Day after the Lender Notice Date.
(D)    Additional Commitment Lenders. Harley shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions (which, for the avoidance of doubt, may be existing Lenders) (each, an “Additional Commitment Lender”) approved by the Global Administrative Agent in accordance with the procedures provided in Section 3.8, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 13.3, with Harley or the replacement Lender obligated to pay any applicable processing or recordation fee) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). The Global Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide for any such extensions with the consent of Harley but without the consent of any other Lenders.
(E)    Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders (other than any Defaulting Lenders) that have agreed to extend their Termination Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder.
(F)    Conditions to Effectiveness of Extension. Notwithstanding the foregoing, (x) no more than two (2) extensions of the Termination Date shall be permitted hereunder and (y) any extension of any Termination Date pursuant to this Section 2.21 shall not be effective with respect to any Extending Lender unless:
(1)    no Default or Unmatured Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;
(2)    the representations and warranties of Harley set forth in this Agreement are true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and
(3)    the Global Administrative Agent shall have received a certificate from Harley signed by an Authorized Officer of Harley (A) certifying the accuracy of the foregoing clauses (1) and (2) and (B) certifying and attaching the resolutions adopted by each Borrower approving or consenting to such extension.
(G)    Termination Date for Non-Extending Lenders. On the Termination Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) Harley shall repay such Non-Extending Lender in accordance with Section 2.1 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.4) to the extent necessary to keep outstanding Loans ratable with any revised Pro Rata Shares of the respective Lenders effective as of such date, and the Global Administrative Agent shall administer any necessary reallocation of the Outstanding Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).
(H)    Conflicting Provisions. This Section shall supersede any provisions in Section 8.3 or Section 11.2 to the contrary.
(bb)    Section 3.1 of the Credit Agreement is amended to (i) add the phrase “, but excluding those that are merely proposed and not in effect” to the end of the first parenthetical therein, (ii) add the parenthetical “(or with respect to any Lender, if later, the date on which such Lender becomes a Lender)” (x) immediately after the phrase “adopted after the date of this Agreement” appearing therein and (y) immediately after the phrase “regulations or guidelines passed prior to the date of this Agreement” appearing therein, (iii) add the phrase “except to the extent they are merely proposed and not in effect,” immediately before clause (i) appearing in the first paragraph thereof and (iv) delete the reference to “15 days” appearing in the final paragraph thereof and replace such reference with “30 days”.
(cc)    Section 3.1 of the Credit Agreement is further amended to is amended to delete the two references to “the date of this Agreement” appearing therein and replace each such reference with “the Amendment No. 2 Effective Date”.
(dd)    Section 3.2 of the Credit Agreement is amended to (i) delete the reference to “15 days” appearing in clause (ii) thereof and replace such reference with “30 days”, (ii) add the phrase “, but excluding those that are merely proposed and not in effect” to the end of the first parenthetical appearing in the definition of “Change” set forth therein, (iii) add the parenthetical “(or with respect to any Lender, if later, the date on which such Lender becomes a Lender)” immediately after the phrase “after the date of this Agreement” appearing in the definition of “Change” set forth therein and (iv) add the phrase “except to the extent they are merely proposed and not in effect,” immediately before clause (i) appearing in the proviso thereto.
(ee)    Section 3.2 of the Credit Agreement is further amended to is amended to delete the reference to “the date of this Agreement” appearing therein and replace such reference with “the Amendment No. 2 Effective Date”.

(ff)    Section 3.3 of the Credit Agreement is amended and restated in its entirety to read as follows:
3.3 Availability of Types of Advances. (a) If at the time that the Global Administrative Agent shall seek to determine the LIBOR Screen Rate at the LIBOR Fixing Time for any Interest Period for a Eurocurrency Rate Advance, the LIBOR Screen Rate shall not be available for such Interest Period and/or for the applicable currency with respect to such Eurocurrency Rate Advance for any reason, and the Global Administrative Agent shall reasonably determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent demonstrable error), then the Reference Bank Rate shall be LIBOR for such Interest Period for such Eurocurrency Rate Advance; provided that if the Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, however, that if less than two Reference Banks shall supply a rate to the Global Administrative Agent for purposes of determining LIBOR for such Eurocurrency Rate Advance, (i) if such Advance shall be requested in Dollars, then such Advance shall be made as a Base Rate Advance and (ii) if such Advance shall be requested in any currency other than Dollars, LIBOR shall be equal to the cost to each Lender to fund its pro rata share of such Eurocurrency Rate Advance (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion, such rate, the “COF Rate”).
(b) If (i) any Lender determines that maintenance of any of its Fixed Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, (ii) prior to the commencement of any Interest Period for a Fixed Rate Advance, the Global Administrative Agent determines (which determination shall be conclusive and binding absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate, CDOR, EURIBOR or LIBOR, as applicable, for a Loan in the applicable currency or for the applicable Interest Period or (iii) the Required Lenders with respect to Fixed Rate Advances or the Global Swing Line Lender with respect to Swing Line Loans determine that (x) deposits of a type, currency and maturity appropriate to match fund Fixed Rate Advances or Swing Line Loans, as applicable, are not available or (y) the interest rate, Eurocurrency Rate, CDOR, EURIBOR or LIBOR applicable to a Fixed Rate Advance or Swing Line Loan does not accurately reflect the cost of making or maintaining such a Fixed Rate Advance or Swing Line Loans, then the Global Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Global Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist (which notice shall be given by the Global Administrative Agent promptly after such circumstances cease to exist), (A) the availability of Fixed Rate Advances or such Swing Line Loans of the affected Type or in the affected currency shall be suspended (except as set forth in clause (C) below), (B) in the case of any occurrence set forth in clause (i) above, the Global Administrative Agent shall require any affected Fixed Rate Advances or Swing Line Loans to be repaid or, in the case of Eurocurrency Rate Loans in Dollars, at the option of the applicable U.S. Borrower, converted to Base Rate Advances or, in the case of any Loans to the Canadian Borrower, at the option of the Canadian Borrower, converted to Canadian Prime Rate Advances and (C) if any Borrowing Notice requests a Eurocurrency Rate Advance in a currency other than Dollars, then LIBOR for such Eurocurrency Rate Advance shall be the COF Rate; provided that if the circumstances giving rise to such notice affect only one Type of Advance, then the other Type of Advance shall be permitted.
(gg)    Clause (vi) of Section 3.5 of the Credit Agreement is amended to delete the reference to “the date of this Agreement” appearing therein and replace such reference with “the Amendment No. 2 Effective Date”.

(hh)    Section 3.6 of the Credit Agreement is amended to (i) delete the reference to “180 days” appearing therein and replace such reference with “120 days” and (ii) delete the reference to “180-day period” appearing therein and replace such reference with “120-day period”.
(ii)    Section 3.8 of the Credit Agreement is amended to (i) add the letter “(a)” to the beginning thereof, (ii) add the parenthetical “(or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Loan Documents)” immediately after the phrase “If any Lender” at the beginning thereof, (iii) add the letter “(b)” immediately prior to the phrase “if any Borrower is required” appearing therein, (iv) add the letter “(c)” immediately prior to the phrase “if any Lender becomes a Defaulting Lender” appearing therein, (v) add the clause “or (d) if any Lender shall at any time have (or have a parent that has) a long-term credit rating of lower than BBB from S&P, lower than Baa2 from Moody’s or lower than the equivalent rating from any other nationally recognized statistical rating organization, or shall at any time not have a long-term credit rating from S&P, Moody’s or any other nationally recognized statistical rating organization (in each case under this clause (d) regardless of whether any such circumstances existed at the time such Lender became a Lender)” immediately following the phrase “if any Lender becomes a Defaulting Lender” appearing therein, (vi) delete the word “and” immediately following clause (ii) thereof and replace such word with a comma and (vi) add “and (iv) in the case of any such assignment arising under clause (d) above, the assignee shall have a rating greater than or equal to BBB from S&P and greater than or equal to Baa2 from Moody’s” as a new clause (iv) thereto.
(jj)    Article III of the Credit Agreement is amended to add the following as a new Section 3.9 thereof:
3.9    Removal of Lenders. Notwithstanding any other provision of this Agreement to the contrary, if a Lender (or any Participant holding interests in any Loan owing to such Lender or in any Commitment of such Lender or in any other interest of such Lender under the Loan Documents) (each, a “Demanding Lender”) demands any payment of any amount pursuant to this Article III and the amount so demanded is disproportionately greater than the amount of compensation (if any) that the Borrowers generally are obligated to pay to other Lenders arising out of the same event or circumstance giving rise to such demand (a “Trigger Event”), then Harley may terminate such Lender’s Commitment hereunder, provided that (i) no Unmatured Default or Default shall have occurred and be continuing at the time of such Commitment termination, (ii) in the case of a Demanding Lender, Harley shall concurrently terminate the Commitment of each other Lender that has made a demand for payment under this Article III that arises out of such Trigger Event and that is similarly disproportionate to the amount the Borrowers are generally obligated to pay to other Lenders arising out of such Trigger Event, (iii) the Global Administrative Agent, the Global Swing Line Lender and the Required Lenders shall have consented to each such Commitment termination (such consents not to be unreasonably withheld or delayed, but may include consideration of the adequacy of the liquidity of Harley and its Subsidiaries) and (iv) such Lender shall have been paid all amounts then due to it under this Agreement and each other Loan Document (which, for the avoidance of doubt, the respective Borrowers may pay in connection with any such termination without making ratable payments to any other Lender (other than another Lender that has a Commitment that concurrently is being terminated under this Section 3.9)). In no event shall the termination of a Lender’s Commitment in accordance with this paragraph impair or otherwise affect the obligation of the Borrowers to make any payment demanded by such Lender in accordance with this Article III.

(kk)    Section 4.1 of the Credit Agreement is amended to delete the reference to “HDFC” appearing in clause (ii) thereof.
(ll)    Clause (ii) of Section 5.1.2 of the Credit Agreement is amended to delete the amount “$25,000,000” appearing therein and replace such amount with “$50,000,000”.
(mm)    Section 5.1.5 of the Credit Agreement is amended to delete the reference to “December 31, 2011” appearing therein and replace such reference with “December 31, 2013”.
(nn)    Section 5.1.6 of the Credit Agreement is amended to delete the reference to “December 31, 2011” appearing therein and replace such reference with “December 31, 2013”.
(oo)    Section 5.1.7 of the Credit Agreement is amended to (i) delete the words “pending or threatened” appearing therein and (ii) delete the word “affecting” appearing therein and replace such word with the phrase “pending or threatened in writing against”.
(pp)    Article V of the Credit Agreement is amended to add the following as a new Section 5.1.12 thereto:
5.1.12 Anti-Corruption Laws and Sanctions. The Companies have implemented and maintain in effect policies and procedures designed to promote and achieve compliance by the Companies, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Companies, their Subsidiaries and their respective officers and employees and, to the knowledge of each Company, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. None of (a) any Company, any Subsidiary or to the knowledge of such Company or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of each Company, any agent of such Company or any of its Subsidiaries that, in the case of any such director, officer, employee or agent (with respect to this clause (b)), will act in any capacity in connection with or directly benefit from the credit facility established hereby, is a Sanctioned Person. No Loan or Advance, use of proceeds of any Loan or Advance or other Transactions by the Companies and their Subsidiaries will violate Anti-Corruption Laws or applicable Sanctions.
(qq)    Section 6.1.1 of the Credit Agreement is amended to add the following sentence to the end thereof:
The Companies will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Companies, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects.
(rr)    Section 6.1.2 of the Credit Agreement is amended to (i) delete the word “material” appearing immediately before the word “taxes” therein, (ii) add the letter “(a)” immediately before the phrase “that is being contested” appearing in the proviso thereto, (iii) delete the reference to “proper proceedings” appearing therein and replace such reference with “proper actions” and (iv) delete the phrase “, unless and until any Lien resulting therefrom attaches to its Property and becomes enforceable against its other creditors” appearing in the proviso thereto and replace such phrase with the phrase “or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect”.

(ss)    Section 6.1.3 of the Credit Agreement is amended to delete the phrase “responsible and reputable” appearing therein.
(tt)    Section 6.1.4 of the Credit Agreement is amended to amend and restate the second proviso thereto to read as “and provided further that neither Harley nor any of its Material Subsidiaries shall be required to preserve any right or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect”.
(uu)    Section 6.1.9 of the Credit Agreement is amended delete the reference to “Furnish to the Global Administrative Agent:” appearing therein and replace such reference with “Furnish to the Global Administrative Agent for distribution to each Lender:”.
(vv)    Clause (b) of Section 6.1.9 of the Credit Agreement is amended and restated in its entirety to read as follows:
(b) as soon as available and in any event no later than the date which is the earlier of (i) one hundred twenty (120) days after the end of each fiscal year of Harley and (ii) the date the Annual Report on Form 10-K for such fiscal year of Harley would have been required to have been filed under the rules and regulations of the Commission giving effect to any automatic extension available thereunder for filing of such form, a copy of the annual audit report for such year for Harley and its Subsidiaries, containing the Consolidated balance sheet of Harley and its Subsidiaries and the Consolidated balance sheet of HDFS and its Subsidiaries, in each case as of the end of such fiscal year and Consolidated statements of income and cash flows of Harley and its Subsidiaries and Consolidated statements of income and cash flows of HDFS and its Subsidiaries, in each case for such fiscal year, and in each case accompanied by an opinion ((1) without a “going concern” or like qualification or like exception and (2) other than a qualification permitted by the Commission regarding the internal controls of a company acquired during such period pursuant to a material acquisition by Harley or any Subsidiary, without any qualification or exception as to the scope of such audit; provided that such opinion may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under Agreement Accounting Principles)) of Ernst & Young LLP or other independent public accountants of recognized national standing and certificates of the chief financial officer or treasurer of Harley (on behalf of Harley and HDFS) as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.3;
(ww)    Section 6.1.10 of the Credit Agreement is amended and restated in its entirety to read as follows:
(a) Each Borrower shall use the proceeds of the Loans to provide funds for the general corporate purposes of such Borrower and its Subsidiaries.
(b) No Borrower will request any Loan or Advance, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Advance (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case in violation of Sanctions, or (iii) in any other manner that would result in liability to the Global Administrative Agent or any Lender under any applicable Sanctions or a breach by the Global Administrative Agent or any Lender of Sanctions.
(xx)    Clause (b) of Section 6.2.2 of the Credit Agreement is amended to (i) delete the phrase “purchase money liens upon” appearing at the beginning thereof and replace such phrase with the phrase “purchase money Liens (including Liens securing Capitalized Lease Obligations) upon”, (ii) delete the phrase “or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount” appearing therein and replace such phrase with the phrase “and extensions, renewals or replacements of any of the foregoing to the extent the principal amount secured is not increased” and (iii) delete the amount “$150,000,000” appearing therein and replace such amount with the phrase “the greater of (i) $150,000,000 and (ii) an amount equal to 1.5% of Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien”.
(yy)    Clause (e) of Section 6.2.2 of the Credit Agreement is amended to (i) delete the amount “$150,000,000” appearing therein and replace such amount with “$250,000,000” and (ii) delete the percentage “1.5%” appearing therein and replace such percentage with “2.5%”.
(zz)    Clause (g) of Section 6.2.2 of the Credit Agreement is amended to delete the parenthetical “(without increase in the amount or change in any direct or contingent obligor)” appearing therein and replace such parenthetical with the parenthetical “(to the extent the principal amount secured is not increased)”.
([[)    Clause (h) of Section 6.2.2 of the Credit Agreement is amended and restated in its entirety to read as follows:
(h) Liens incurred in connection with sale and leaseback transactions securing assets or other Property with a value of not in excess of the greater of (i) $150,000,000 and (ii) an amount equal to 1.5% of Consolidated Total Assets (determined by reference to the most recent financial statements of Harley delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5) as determined at the time of, and immediately after giving effect to, the incurrence of such Lien;
(aaa)    Clause (j) of Section 6.2.2 of the Credit Agreement is amended to add the phrase “, and Liens on equity interests of joint ventures securing obligations of such joint ventures” at the end thereof.
(bbb)    Section 6.2.2 of the Credit Agreement is amended to (i) delete the word “and” appearing immediately at the end of clause (i) thereof, (ii) delete the period appearing immediately at the end of clause (j) thereof and replace such period with “; and” and (iii) add the following as a new clause (k) thereof:
(k) Liens on assets in order to secure defeased and/or discharged indebtedness.
(ccc)    Section 6.2.3 of the Credit Agreement is amended and restated in its entirety to read as follows:

6.2.3 Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (but excluding, for the avoidance of doubt, the following transactions: (w) any transfer of cash, cash equivalents or marketable securities in the ordinary course of business, (x) any issuance by a Person of its own equity interests, (y) any transfer for security purposes that is permitted by Section 6.2.2 and (z) any casualty loss, governmental taking or similar disposition) (whether in one transaction or in a series of related transactions) all or substantially all of the assets (whether now owned or hereafter acquired) of any Borrower or of any Borrower and its Subsidiaries (taken as a whole) to, any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Subsidiary (other than any Company) may merge or consolidate with or into, or transfer, convey or dispose of assets to, any other Person so long as such transaction or series of related transactions does not result in the transfer, conveyance or other disposal of all or substantially all of the assets (whether now owned or hereafter acquired) of any Borrower or of any Borrower and its Subsidiaries (taken as a whole), (ii) any of the Companies and any Material Subsidiary may merge into or transfer, convey or dispose of assets to any Person in a transaction in which a Company or a Material Subsidiary is the surviving or transferee entity (provided that any such transaction involving a Company must result in a Company as the surviving or transferee entity), (iii) Harley may merge into a wholly-owned Subsidiary that has no material assets or liabilities for the sole purpose of changing the state of incorporation of Harley if the surviving corporation shall expressly assume the liabilities of Harley under this Agreement and the other Loan Documents and (iv) any Guarantor may merge or consolidate with a Person (other than a Borrower) in a transaction in which such Guarantor is the surviving entity; provided, in each case, that no Unmatured Default shall have occurred and be continuing at the time of such proposed transaction or would result after giving effect thereto and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries in respect of dispositions of inventory, cash or obsolete, used or surplus equipment or other Property in the ordinary course of business or in respect of any Permitted Finance Receivables Securitization and provided, further, that the foregoing shall not restrict any of the Companies or any Material Subsidiaries from selling or disposing of any Property the contemplated disposition of which Harley has disclosed in any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with or furnished to the Commission prior to the Amendment No. 2 Effective Date.
(ddd)    Section 6.2.5 of the Credit Agreement is amended to delete the reference to “the date hereof” appearing therein and replace such reference with “the Amendment No. 2 Effective Date”.
(eee)    Clause (A) of Section 6.3 of the Credit Agreement is amended to (i) delete therefrom the definitions of “Consolidated EBITDA”, “Consolidated Interest Expense” and “Interest Coverage Ratio” appearing therein, (ii) delete the phrase “all Indebtedness of HDFS” appearing in the definition of “Consolidated Finco Debt” appearing therein and replace such phrase with the phrase “all Indebtedness for borrowed money of HDFS” (iii) add the following new definitions therein in the appropriate alphabetical order:
“Consolidated Opco Debt” means, at any time, all Indebtedness for borrowed money of Harley and its Consolidated Subsidiaries as reflected in the most recent Consolidated balance sheet of Harley in accordance with Agreement Accounting Principles; provided, there shall be excluded from such amounts any Indebtedness of HDFS and its Consolidated Subsidiaries.

“Consolidated Shareholders’ Equity” means, as of the end of any fiscal quarter, the consolidated shareholders’ equity of Harley at the end of such fiscal quarter of Harley (determined by reference to the financial statements of Harley delivered with respect to such fiscal quarter pursuant to Section 6.1.9(a) or 6.1.9(b)), determined on a Consolidated basis in accordance with Agreement Accounting Principles.
Opco Leverage Ratio” means the ratio of (a) Consolidated Opco Debt to (b) the sum of (i) Consolidated Opco Debt plus (ii) Consolidated Shareholders’ Equity.
(fff)    Clause (C) of Section 6.3 of the Credit Agreement is amended and restated in its entirety to read as follows:
(C) Maximum Opco Leverage Ratio. The Companies shall not permit the Opco Leverage Ratio, as of the end of any fiscal quarter, to exceed 0.65 to 1.00.
(ggg)    Article VI of the Credit Agreement is amended to delete each of Section 6.1.8 and Section 6.2.1 thereof and replace each such Section with “[Reserved]”.
(hhh)    Clause (c) of Section 7.1 of the Credit Agreement is amended to add a reference to “6.1.10(b)” immediately after the reference to “6.1.9” appearing therein.
(iii)    Clause (d) of Section 7.1 of the Credit Agreement is amended to (i) delete the amount “$100,000,000” appearing therein and replace such amount with “$125,000,000” and (ii) add the following sentence to the end thereof:
Notwithstanding the foregoing, none of the following events shall constitute a Default under this clause (d) unless such event results in the acceleration of other Indebtedness of a Borrower or any Material Subsidiary in an aggregate principal amount of more than $125,000,000: (i) any secured Indebtedness becoming due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (ii) any change of control offer made within 60 days after an acquisition with respect to, and effectuated pursuant to, Indebtedness of an acquired business, (iii) any default under Indebtedness of an acquired business if such default is cured, or such Indebtedness is repaid, within 60 days after the acquisition of such business so long as no other creditor accelerates or commences any kind of enforcement action in respect of such Indebtedness or (iv) mandatory prepayment requirements arising from the receipt of net cash proceeds from debt, dispositions (including casualty losses, governmental takings and other involuntary dispositions), equity issues or excess cash flow, in each case pursuant to Indebtedness of an acquired business.
(jjj)    Clause (f) of Section 7.1 of the Credit Agreement is amended to delete the amount “$100,000,000” appearing therein and replace such amount with “$125,000,000”
(kkk)    Clause (i) of Section 7.1 of the Credit Agreement is amended to (i) delete the phrase “Harley or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $100,000,000 in the aggregate as a result of one or more of the following:” appearing therein and (ii) add the phrase “, and in each such case under this Section 7.1(i) such event or circumstance has occurred or could reasonably be expected to result in a Material Adverse Effect” to the end thereof.
(lll)    Section 8.3 of the Credit Agreement is amended to add the following parenthetical to the end of clause (ii) thereof:

(except with respect to a waiver of the application of the default rate of interest pursuant to Section 2.11 hereof)
(mmm)    Section 8.3 of the Credit Agreement is further amended to add the following paragraph to the end thereof:
Notwithstanding anything herein to the contrary, as to any amendment or amendment and restatement otherwise approved in accordance with this Section, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment or amendment and restatement, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.
(nnn)    The second sentence of Section 9.8 of the Credit Agreement is amended to (i) delete the word “and” appearing immediately at the end of clause (i) thereof and replace such word with a comma, (ii) delete the period appearing immediately at the end of clause (ii) thereof and replace such period with the word “and” and (iii) add the following as a new clause (iii) to the end thereof:
(iii) for purposes of calculating shareholders’ equity, by excluding all accumulated other comprehensive income (or loss) as shown on the most recent Consolidated balance sheet of Harley or HDFS, as applicable, delivered pursuant to Section 6.1.9(a) or 6.1.9(b) or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.1.9(a) or 6.1.9(b), the most recent financial statements referred to in Section 5.1.5.
(ooo)    The last sentence of Section 9.8 of the Credit Agreement is amended to delete the reference to “Closing Date” appearing therein and replace such reference with “Amendment No. 2 Effective Date”.
(ppp)    Section 9.11 of the Credit Agreement is amended to (i) add the phrase “, BOROUGH OF MANHATTAN,” immediately following the phrase “NEW YORK COUNTY” appearing therein and (ii) delete the phrase “OF THE SOUTHERN DISTRICT” appearing therein and replace such phrase with “FOR THE SOUTHERN DISTRICT”.
(qqq)    Section 11.1 of the Credit Agreement is amended to add the phrase “, but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party” at the end of the parenthetical appearing therein.
(rrr)    The penultimate paragraph of Article XII of the Credit Agreement is amended to delete the reference to “Closing Date” appearing therein and replace such reference with “Amendment No. 2 Effective Date”.
(sss)    The last paragraph of Article XII of the Credit Agreement is amended and restated in its entirety to read as follows:
Notwithstanding anything contained in this Article XII to the contrary, (i) the obligations of HDFS under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, the Canadian Borrower, (ii) the obligations of the Finco Guarantors under this Article XII shall be solely in respect of the Loans made to, and any other Obligations of, HDFS and the

Canadian Borrower and (iii) no Guarantor shall have any obligations under this Article XII in respect of the Loans made to, or any other Obligations of, Harley.
(ttt)    The fourth sentence in clause (A) of Section 13.3 of the Credit Agreement is amended and restated in its entirety to read as follows:
Notice to the Global Administrative Agent shall be required prior to any assignment becoming effective and the consent of the Global Administrative Agent (which consent will not be unreasonably withheld or delayed) shall be required prior to any assignment becoming effective with respect to a Purchaser which is not a Lender and the consent of Harley (which consent will not be unreasonably withheld or delayed; provided that Harley shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Global Administrative Agent within ten (10) Business Days after having received written notice thereof from the Global Administrative Agent) shall be required prior to an assignment becoming effective unless (A) a Default shall have occurred and be continuing at such time or (B) the Purchaser which is a Lender, an Affiliate thereof or an Approved Fund; provided that, notwithstanding the preceding clause (B), (1) the Purchaser with respect to any assignment that does not require Harley’s consent under the preceding clause (B) shall nevertheless provide written notice to Harley thereof prior to, or promptly after, such assignment and (2) the consent of Harley shall be required prior to any assignment resulting in the applicable Purchaser, collectively with its Affiliates and affiliated Approved Funds, holding Commitments in an aggregate amount greater than 15% of the Aggregate Commitment at such time (or, if the Commitments shall have been terminated, such Purchaser, collectively with its Affiliates and affiliated Approved Funds, would hold Loans aggregating to more than 15% in principal amount of all outstanding Loans at such time). It is understood and agreed that it shall be reasonable for Harley to consider a proposed Purchaser’s right to require reimbursement for incremental increased costs pursuant to Article III when determining whether to consent to any applicable assignment.
(uuu)    The first sentence in clause (C) of Section 13.3 of the Credit Agreement is amended to add the parenthetical “(and stated interest)” immediately after the phrase “and the Commitment of and principal amount” appearing therein.
(vvv)    Section 13.3 of the Credit Agreement is amended to insert the following as new clause (E) thereto:
(E) Purported Assignments in Violation of Section. Any assignment or purported assignment by a Lender in violation of the terms of this Section 13.3 shall be null and void.
(www)    Section 14.1 of the Credit Agreement is amended and restated in its entirety to read as follows:
14.1 Giving Notice. (a) Except as otherwise permitted by Article II with respect to Borrowing Notices and Section 6.1.9, all notices and other communications provided to any party hereto under this Agreement or any other Loan Documents shall be in writing or by telex or by facsimile and addressed or delivered to such party at its address set forth below its signature hereto or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by telex or facsimile, shall be deemed given when transmitted (answerback confirmed in the case of telexes); or, if by courier, one (1) Business Day after deposit with a reputable overnight carrier service; with all charges paid.

(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Global Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Global Administrative Agent and the applicable Lender. The Global Administrative Agent or the Companies may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Global Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    Electronic Systems.
(i)    Each Borrower agrees that the Global Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.
(ii)    Any Electronic System used by the Global Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Global Administrative Agent or any of its Affiliates, and each of such Person’s respective officers, directors, employees, attorneys and agents (collectively, the “Agent Parties”), have any liability to any Company, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Company’s or the Global Administrative Agent’s transmission of Communications through an Electronic System, except to the extent determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Global Administrative Agent or the Agent Parties. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Company pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Global Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.
(iii)    For the avoidance of doubt, nothing in this Section 14.1(c) shall affect any obligations arising under Section 13.4.

(xxx)    Section 15.1 of the Credit Agreement is amended and restated in its entirety to read as follows:
15.1 Counterparts; Effectiveness; Electronic Execution. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Global Administrative Agent and when the Global Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(yyy)    Each of Schedule III and Schedule 6.2.1(b) to the Credit Agreement is deleted in its entirety.
(zzz)    Schedule 6.2.2(c) of the Credit Agreement is amended and restated in the form of Schedule 6.2.2(c) attached hereto.
([[[)    The Credit Agreement is amended to delete each reference to “Closing Date” appearing in the definitions of “Material Adverse Change” and “Material Adverse Effect” appearing in Section 1.1 of the Credit Agreement, in Sections 6.2.2(c) and 9.8 of the Credit Agreement and in the ninth paragraph of Article XII of the Credit Agreement and replace each such reference with “Amendment No. 2 Effective Date”.

2.    Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that the Administrative Agent shall have received (i) counterparts of this Amendment duly executed by each Borrower, the Lenders whose consent is required under Section 8.3 of the Credit Agreement and the Administrative Agent and counterparts of the Consent and Reaffirmation attached hereto duly executed by the Guarantors, (ii) such other instruments, documents and legal opinions as are reasonably requested by the Administrative Agent and (iii) payment and/or reimbursement of the reasonable fees and expenses of the Administrative Agent and its affiliates (including, to the extent invoiced, reasonable fees and expenses of one U.S. counsel for the Administrative Agent) in connection with this Amendment and the Loan Documents.
3.    Representations and Warranties of each Borrower. Each Borrower hereby represents and warrants as follows:

(a)    This Amendment and the Credit Agreement as amended hereby constitute the legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity, regardless of whether the application of such principles is considered in a proceeding in equity or at law.
(b)    As of the date hereof and giving effect to the terms of this Amendment, (i) no Default or Unmatured Default shall have occurred and be continuing and (ii) the representations and warranties of such Borrower contained in Article V of the Credit Agreement, as amended hereby, are true and correct in all material respects as of the Effective Date, except for representations and warranties made with reference solely to an earlier date, which representations and warranties shall be true and correct in all material respects as of such earlier date.
4.    Reference to and Effect on the Credit Agreement.
(a)    Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.
(b)    Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.
(c)    Except as specifically provided above, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.
5.    Governing Law. This Amendment shall be construed in accordance with and governed by the internal laws of the State of New York, but giving effect to federal laws applicable to banks.
6.    Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
7.    Counterparts. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

HARLEY-DAVIDSON, INC.,
as a U.S. Borrower

By:__/s/ J. Darrell Thomas_______________
Name: J. Darrell Thomas
Title: Vice President and Treasurer

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.,
as a U.S. Borrower

By:__ /s/ J. Darrell Thomas_______________
Name: J. Darrell Thomas
Title: Vice President and Treasurer

HARLEY-DAVIDSON FINANCIAL SERVICES CANADA, INC.,
as the Canadian Borrower

By:__ /s/ J. Darrell Thomas________________
Name: J. Darrell Thomas
Title: Vice President and Treasurer

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

JPMORGAN CHASE BANK, N.A.,
individually as a Lender and as Administrative Agent and Global Swing Line Lender

By:__/s/ Robert P. Kellas__________
Name: Robert P. Kellas
Title: Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
as a Lender

By:___ /s/ Robert P. Kellas__________
Name: Robert P. Kellas
Title: Executive Director

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

CITIBANK, N.A.,
as a Lender

By:_/s/ Maureen Maroney________________
Name: Maureen Maroney
Title: Vice President

CITIBANK, N.A., CANADIAN BRANCH,
as a Lender

By:____/s/ Jawdat Sha’sha’a______________
Name: Jawdat Sha’sha’a
Title: Authorized Signer

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:___/s/ Matthew J. Schulz__________________
Name: Matthew J. Schulz
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH,
as a Lender

By:____/s/ Joseph Rauhala ___________________
Name: Joseph Rauhala
Title: Principal Officer

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

THE ROYAL BANK OF SCOTLAND PLC,
as a Lender

By:_/s/ James Welch _____________________
Name: James Welch
Title: Director

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

BMO HARRIS BANK N.A.,
as a Lender

By:_/s/ Ronald J. Carey___________________
Name: Ronald J. Carey
Title: Sr. Vice President

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

MIZUHO CORPORATE BANK, LTD., NEW YORK BRANCH,
as a Lender

By:____/s/ Tenya Mitsuboshi _______________
Name: Tenya Mitsuboshi
Title: Deputy General Manager

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

THE BANK OF NEW YORK MELLON,
as a Lender

By:__/s/ Jeffrey Dears______________________
Name: Jeffrey Dears
Title: Vice President

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:__/s/ Thomas Danielson___________________
Name: Thomas Danielson
Title: Authorized Signatory

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:___/s/ Thiplada Siddiqui __________________
Name: Thiplada Siddiqui
Title: Vice President

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

FIFTH THIRD BANK,
as a Lender

By:__/s/ Gary Losey ______________________
Name: Gary Losey
Title: VP – Corporate Banking

FIFTH THIRD BANK, Operating through its Canada Branch,
as a Lender

By:__/s/ Mauro Spagnolo ____________________
Name: Mauro Spagnolo
Title: Managing Director & Principal Officer

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

GOLDMAN SACHS BANK USA,
as a Lender

By:__/s/ Mark Walton ____________________
Name: Mark Walton
Title: Authorized Signatory

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

TORONTO DOMINION BANK (NEW YORK) LLC,
as a Lender

By:__/s/ Marie Fernandes____________________
Name: Marie Fernandes
Title: Authorized Signatory

THE TORONTO-DOMINION BANK,
as a Lender

By:___/s/ Marie Fernandes ____________________
Name: Marie Fernandes
Title: Authorized Signatory

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH,
as a Lender

By:___/s/ Luca Sacchi ______________________
Name: Luca Sacchi
Title: Managing Director

By:___/s/ Luca Sacchi ______________________
Name: Mauricio Benitez
Title: Vice President

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

THE NORTHERN TRUST COMPANY,
as a Lender

By:_/s/ Keith Burson________________________
Name: Keith Burson
Title: Vice President

Signature Page to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

CONSENT AND REAFFIRMATION
Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 2 to the Credit Agreement dated as of April 13, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Harley-Davidson, Inc., Harley-Davidson Financial Services, Inc. and Harley-Davidson Financial Services Canada, Inc. (collectively, the “Borrowers”), the Lenders and JPMorgan Chase Bank, N.A., as Global Administrative Agent (the “Administrative Agent”), which Amendment No. 2 is dated as of April 7, 2014 and is by and among the Borrowers, the financial institutions listed on the signature pages thereof and the Administrative Agent (the “Amendment”). Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement. Without in any way establishing a course of dealing by the Administrative Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Support Agreement (in the case of Harley), the Guarantee (in the case of the Guarantors) and any other Loan Document executed by it and acknowledges and agrees that each and every Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed. All references to the Credit Agreement contained in the above‑referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

Dated April 7, 2014
[Signature Page Follows]

IN WITNESS WHEREOF, this Consent and Reaffirmation has been duly executed as of the day and year above written.

HARLEY-DAVIDSON FINANCIAL SERVICES, INC.

By:____/s/ J. Darrell Thomas _____________
Name: J. Darrell Thomas
Title: Vice President and Treasurer

HARLEY-DAVIDSON FINANCIAL SERVICES INTERNATIONAL, INC.

By:____ /s/ J. Darrell Thomas _____________
Name: J. Darrell Thomas
Title: Vice President and Treasurer

HARLEY-DAVIDSON CREDIT CORP.

By:___ /s/ J. Darrell Thomas _____________
Name: J. Darrell Thomas
Title: Vice President and Treasurer

Signature Page to Consent and Reaffirmation to Amendment No. 2
5-Year Credit Agreement dated as of April 13, 2012
Harley-Davidson, Inc. et al

Schedule 6.2.2(c)

Liens

[See Attached]